Exhibit 16.1
June 16, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Bluefly, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K/A of Bluefly, Inc. dated June 3, 2009.  We agree with the statements concerning our Firm in such Form 8-K/A.

/s/ PricewaterhouseCoopers LLP